Schedule 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE  SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.
☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

March 27, 2003

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2003 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 30, 2003, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to  listen to the meeting and view our slide presentation over the Internet at www.bankofamerica.com/investor.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement and a proxy card. We previously mailed you our 2002 Annual Report to Stockholders.

Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

If you plan to attend and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership. Also, please bring photo identification for admission.

Sincerely yours,

Kenneth D. Lewis

Chairman, President and Chief Executive Officer

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bank of America Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Wednesday, April 30, 2003, at 10:00 a.m., local time.

At the meeting, stockholders will be asked to:

•	Elect 16 directors;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for 2003;

•	Consider a stockholder proposal regarding the annual meeting date;

•	Consider a stockholder proposal regarding the nomination of directors; and

•	Consider any other business properly brought before the meeting.

The close of business on March 7, 2003 was the record date for determining stockholders entitled to vote at the Annual Meeting. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those stockholders will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list also will be available at the Annual Meeting.

Please vote as soon as possible by: accessing the Internet site listed on the proxy card, calling the toll-free number listed on the proxy card or signing, dating and returning the proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors:

Rachel R. Cummings

Corporate Secretary

March 27, 2003

IMPORTANT NOTICE

Please Vote Your Shares Promptly

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2003 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as the “Corporation.” This proxy statement is being mailed to stockholders on or about March 27, 2003.

GENERAL INFORMATION ABOUT THE MEETING

Record Date. Only holders of record at the close of business on March 7, 2003 will be entitled to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”), 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Stock”), and ESOP Convertible Preferred Stock, Series C (the “ESOP Preferred Stock”), vote together without regard to class.

As of the record date of March 7, 2003, there were 1,502,906,847 shares of Common Stock, 7,377 shares of Series B Stock, and 1,338,824 shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may vote your shares via Internet, telephone or mail as more fully described on the proxy card. If you properly submit a proxy without giving specific voting instructions, your shares will be voted, in accordance with the Board’s recommendations, as follows:

“FOR:”

•	The election to the Board of the 16 nominees named in this proxy statement; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for 2003;

and “AGAINST:”

•	The stockholder proposal regarding the annual meeting date; and

•	The stockholder proposal regarding the nomination of directors.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

Revoking Your Proxy. Your proxy may be revoked at any time before it is exercised, by submitting to the Corporate Secretary written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person.

Cost of Proxy Solicitation. The Corporation will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Corporation also may use some of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, the Corporation has agreed to pay Georgeson Shareholder Communications Inc. $12,500 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a majority of the aggregate voting power of the Common Stock, Series B Stock and ESOP Preferred Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, the Corporation intends to count shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting or abstained as present. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Votes Required to Elect Directors and Adopt Other Proposals. Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the aggregate of all of the shares of Common Stock, Series B Stock and ESOP Preferred Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Householding. Unless it has received contrary instructions, the Corporation may send a single copy of the annual report, proxy statement and notice of annual meeting to any household at which two or more stockholders reside if the Corporation believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Corporation’s expenses.

If you would like to receive your own set of the Corporation’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of the Corporation’s annual disclosure documents, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by calling them at 1.800.642.9855 or writing to them at P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated all of the current directors for re-election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

During 2002, there were eight meetings of the Board. In 2002, each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served.

The Nominees

Set forth below are each nominee’s name, current principal occupation (which has continued for at least five years unless otherwise indicated) and certain other biographical information.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

JOHN R. BELK (44), President, Finance, Systems and Operations, Belk, Inc., Charlotte, North Carolina, an operator of retail department stores. He has served in his present position since May 1998 and is an officer and director of various subsidiaries of Belk, Inc. Prior to that time, he served as President and Chief Operating Officer, Belk Stores Services, Inc. from March 1997 to May 1998. He has been a director of the Corporation since 2001 and is a member of the asset quality review committee. He also serves as a director of Belk, Inc., Alltel Corporation and Ruddick Corporation.

CHARLES W. COKER (69), Chairman, Sonoco Products Company, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chair of the executive committee and a member of the corporate governance committee. He also serves as a director of Sonoco Products Company, Progress Energy, Inc. and Sara Lee Corporation.

FRANK DOWD, IV (47), Chairman and Chief Executive Officer, Charlotte Pipe and Foundry Company, Charlotte, North Carolina, a manufacturer of cast iron and plastic pipe and fittings. He has been in his present position since September 1998 and prior thereto served as Senior Vice President. He has been a director of the Corporation since 2000 and is a member of the audit committee. He also serves as a director of Charlotte Pipe and Foundry Company.

KATHLEEN F. FELDSTEIN (62), President, Economics Studies, Inc., Belmont, Massachusetts, a private consulting firm. She has been a director of the Corporation since 1998 and is a member of the asset quality review and contributions committees. She also serves as a director of BellSouth Corporation, Ionics, Incorporated and Knight-Ridder, Inc.

PAUL FULTON (68), Chairman, Bassett Furniture Industries, Inc., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since April 2000 and also served as Chief Executive Officer from August 1997 until April 2000. He has been a director of the Corporation since 1993 and is a member of the compensation, corporate governance and executive committees. He also serves as a director of Bassett Furniture Industries, Inc., Lowe’s Companies, Inc. and Sonoco Products Company.

DONALD E. GUINN (70), Chairman Emeritus, Pacific Telesis Group, San Francisco, California, a telecommunications holding company. He has been a director of the Corporation since 1998 and is chair of the audit committee. He also serves as a director of The Dial Corporation and Pacific LifeCorp.

JAMES H. HANCE, JR. (58), Vice Chairman and Chief Financial Officer, Bank of America Corporation, Charlotte, North Carolina. He also serves as Vice Chairman and a director of Bank of America, N.A. He has been a director of the Corporation since 1999. He also serves as a director of Caraustar Industries, Inc., EnPro Industries, Inc., Lance, Inc. and Summit Properties Inc.

KENNETH D. LEWIS (55), Chairman, President and Chief Executive Officer, Bank of America Corporation, Charlotte, North Carolina. He has served as Chairman and Chief Executive Officer since April 2001 and as President since January 1999. He also served as President from October 1993 to October 1998, as Chief Operating Officer from October 1999 to April 2001 and as President, Consumer and Commercial Banking, from October 1998 to January 1999. He also serves as Chairman, President, Chief Executive Officer, and a director of Bank of America, N.A. He has been a director of the Corporation since 1999 and is a member of the executive committee. He also serves as a director of Health Management Associates, Inc. and Lowe’s Companies, Inc.

WALTER E. MASSEY (64), President, Morehouse College, Atlanta, Georgia. He has been a director of the Corporation since 1998 and is a member of the asset quality review and contributions committees. He also serves as a director of BP p.l.c., McDonald’s Corporation and Motorola, Inc.

C. STEVEN McMILLAN (57), Chairman, President and Chief Executive Officer, Sara Lee Corporation, Chicago, Illinois, a global consumer packaged goods company. He has served as Chairman since October 2001, as Chief Executive Officer since July 2000 and as President since 1997. He also served as Chief Operating Officer from 1997 to July 2000. He has been a director of the Corporation since 2001 and is a member of the audit committee. He also serves as a director of Sara Lee Corporation, Monsanto Company and Pharmacia Corporation.

PATRICIA E. MITCHELL (60), President and Chief Executive Officer, Public Broadcasting Service, Alexandria, Virginia, a noncommercial broadcasting service. She has served in her present position since March 2000 and prior thereto served as President, CNN Productions and Time Inc. Television, a division of Time Warner, Inc., successor by merger to Turner Broadcasting System, Inc. She has been a director of the Corporation since 2001 and is a member of the corporate governance committee. She also serves as a director of Knight-Ridder, Inc.

O. TEMPLE SLOAN, JR. (64), Chairman and Chief Executive Officer, General Parts, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996 and is chair of the compensation committee and a member of the executive committee. He also serves as a director of General Parts, Inc. and as Chairman of the Board of Highwoods Properties, Inc.

MEREDITH R. SPANGLER (65), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is chair of the contributions committee and a member of the compensation and corporate governance committees.

RONALD TOWNSEND (61), Communications Consultant, Jacksonville, Florida. He has been in his present position since September 1997. He has been a director of the Corporation since 1993 and is a member of the audit committee. He also serves as a director of Alltel Corporation, Rayonier Inc. and Winn-Dixie Stores, Inc.

JACKIE M. WARD (64), Outside Managing Director, Intec Telecom Systems PLC, Atlanta, Georgia, a telecommunications software company. She has been in her present position since December 2000. She served as Chairman, Computer Generation Incorporated, from May 2000 to December 2000 and as President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chair of the asset quality review committee. She also serves as a director of Anthem, Inc., Equifax, Inc., Flowers Industries, Inc., PRG-Schultz International, Inc., Sanmina-SCI Corporation and SYSCO Corporation.

VIRGIL R. WILLIAMS (63), Chairman and Chief Executive Officer, Williams Group International, Inc., Stone Mountain, Georgia, an industrial and environmental contracting company. He has been a director of the Corporation since 1996 and is chair of the corporate governance committee and a member of the compensation and executive committees.

Stock Ownership

As of December 31, 2002, the Corporation had three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, the Corporation did not know of any person who beneficially owned 5% or more of the Common Stock or the ESOP Preferred Stock. The following table sets forth, as of December 31, 2002, the name and address of each beneficial owner known to the Corporation to own more than 5% of the Series B Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Carolyn C. Glassman & Albert Irl Dubinsky TR UA Apr 8 82 Carolyn Glassman Trust 1815 Locust Street St. Louis, MO 63103	2,018 shares	25.46%
Karl M. Powers TR UA Mar 11 02 Helen Lucille Powers Trust 833 North 27th Street Mount Vernon, IL 62864	975 shares	12.30%

(1) All	shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 2002, no executive officer or director of the Corporation owned any shares of the Series B Stock.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 2002 by: (i) each director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)
John R. Belk (6)	24,692
Amy Woods Brinkley (7)	618,397
Edward J. Brown III (8)	827,869
Charles W. Coker (9)	118,173
Richard M. DeMartini (10)	346,072
Barbara J. Desoer (11)	423,589
Frank Dowd, IV	4,887
Kathleen F. Feldstein (12)	27,239
Paul Fulton (13)	25,466
Donald E. Guinn (14)	41,492
James H. Hance, Jr. (15)	1,981,010
C. Ray Holman (16)	12,411
Kenneth D. Lewis (17)	1,946,321
Walter E. Massey	8,786
C. Steven McMillan	9,214
Patricia E. Mitchell	1,229
O. Temple Sloan, Jr. (18)	52,497
Meredith R. Spangler (19)	16,015,905
R. Eugene Taylor (20)	646,807
Ronald Townsend	1,433
Jackie M. Ward	17,174
Virgil R. Williams	786,421

All directors and executive officers as a group (22 persons) (21)	23,937,084

(1)	Each director and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding, other than Mrs. Spangler who beneficially owned 1.06%. All directors and executive officers as a group beneficially owned approximately 1.59% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors and executive officers, except as otherwise set forth in the footnotes below.

(3)	As of December 31, 2002, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Mr. Taylor, who owned 233 shares of ESOP Preferred Stock, and Messrs. Brown, Hance and Lewis and Ms. Brinkley, each of whom owned 285 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All executive officers as a group owned 1,373 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding are held of record by State Street Bank and Trust Company, as trustee of the Leveraged Trust Agreement under The Bank of America 401(k) Plan. The trustee votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants’ instructions.

(4)	Includes the following number of units of Common Stock equivalents credited to the following nonemployee directors under the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”) as of December 31, 2002: Mr. Belk, 1,436 units; Mr. Coker, 3,397 units; Dr. Feldstein, 15,599 units; Mr. Fulton, 6,481 units; Mr. Guinn, 22,502 units; Mr. Holman, 7,068 units; Dr. Massey, 7,952 units; Ms. Mitchell, 574 units; Mr. Sloan, 1,273 units; Mrs. Spangler, 14,093 units; Ms. Ward, 13,991 units; and all directors as a group, 94,366 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Director Compensation.”

(5)	Includes restricted stock units awarded under the Bank of America Corporation Key Employee Stock Plan, as of December 31, 2002, to the following executive officers: Mr. Brown, 31,637 units; Mr. DeMartini, 32,542 units; Mr. Hance, 300,000 units; Mr. Lewis, 300,000 units; and all executive officers as a group, 664,179 units. Each unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights.

(6)	Includes 21,973 shares of Common Stock over which Mr. Belk shares voting and investment power.

(7)	Includes 610,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after December 31, 2002 through the exercise of stock options.

(8)	Includes 680,000 shares of Common Stock which Mr. Brown could acquire within 60 days after December 31, 2002 through the exercise of stock options.

(9)	Includes 99,000 shares of Common Stock owned by Mr. Coker’s wife over which he shares voting and investment power.

(10)	Includes 206,667 shares of Common Stock which Mr. DeMartini could acquire within 60 days after December 31, 2002 through the exercise of stock options.

(11)	Includes 402,523 shares of Common Stock which Ms. Desoer could acquire within 60 days after December 31, 2002 through the exercise of stock options.

(12)	Includes 2,263 shares of Common Stock owned by Dr. Feldstein’s husband over which she shares voting and investment power.

(13)	Includes 200 shares of Common Stock owned by Mr. Fulton’s wife over which he disclaims beneficial ownership.

(14)	Mr. Guinn shares voting and investment power over these shares of Common Stock.

(15)	Includes 4,000 shares of Common Stock held jointly with Mr. Hance’s wife over which he shares voting and investment power, and 1,390,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 2002 through the exercise of stock options. Does not include 5,000 shares of Common Stock held by his wife over which he disclaims beneficial ownership.

(16)	Mr. Holman retired as a director on December 31, 2002.

(17)	Includes 1,390,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2002 through the exercise of stock options.

(18)	Includes 400 shares of Common Stock over which Mr. Sloan shares voting and investment power.

(19)	Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler’s husband, certain other family members for whom Mrs. Spangler’s husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s husband, over which Mrs. Spangler shares voting and investment power.

(20)	Includes 581,000 shares of Common Stock which Mr. Taylor could acquire within 60 days after December 31, 2002 through the exercise of stock options.

(21)	Includes 5,260,190 shares of Common Stock which such persons could acquire within 60 days after December 31, 2002 through the exercise of stock options. Of these 23,937,084 shares of Common Stock, such persons had sole voting and investment power over 7,787,720 shares of Common Stock and shared voting or investment power or both over 16,149,364 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Corporation’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Corporation’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Corporation believes that, during 2002, its reporting persons complied with all Section 16(a) filing requirements, except as follows. Edward J. Brown III filed a late Form 4 relating to the acquisition of four (4) shares of Common Stock and Richard M. DeMartini filed a late Form 4 relating to the acquisition of seventeen (17) shares of Common Stock. Each of these reports reflected purchases through the Corporation’s 401(k) plan. In addition, Ms. Desoer filed a late report reflecting the surrender of forty-three (43) shares of Common Stock by her spouse to satisfy a tax withholding obligation on the vesting of restricted stock.

Certain Committees of the Board

The committees of the Board include the following:

The audit committee consists of four directors who are not officers of the Corporation or of a subsidiary (“Nonemployee Directors”). The audit committee has direct oversight responsibility for corporate audit and the independent accountant and also reviews the results of credit review activities. The committee also reviews annually, together with management, the independent public accountant and the Corporation’s general auditor, the contents and conclusions of the audited financial statements. In addition, the committee selects a qualified firm of independent public accountants. During 2002, the committee held eleven meetings.

The compensation committee, which consists of four Nonemployee Directors, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee also monitors the salary administration program and reviews and approves salary changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation’s executive officers who are also directors of the Corporation are subject to approval by the Board. During 2002, the committee held four meetings.

The corporate governance committee, which consists of five Nonemployee Directors, develops the policy on the size and composition of the Board, reviews potential candidates for Board membership and recommends nominees to the Board. In addition, the committee monitors and evaluates the Corporation’s corporate governance principles and standards and proposes to the Board any modifications thereto as deemed appropriate for sound corporate governance. The committee also reviews management succession plans and submits appropriate recommendations thereon to the Board. In the event of a vacancy in the office of the Chief Executive Officer, the committee, in conjunction with the executive committee, will recommend a successor to the full Board. The committee also will consider, at its regularly scheduled meetings, those recommendations by stockholders that are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 2002, the committee held six meetings.

Director Compensation

In 2002, the compensation for each Nonemployee Director included an annual retainer of $100,000. Under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”), $40,000 of the annual retainer was paid in restricted shares of Common Stock and the remaining $60,000 was paid in cash. The shares of Common Stock are subject to a one-year vesting requirement. In addition, Nonemployee Directors received an attendance fee of $1,500 for each meeting of the Board or committee of the Board. The aggregate amount paid by the Corporation to Nonemployee Directors during 2002 under these arrangements was $1,959,563.

Nonemployee Directors can elect to defer all or any portion of their annual retainer and meeting fees through the Director Deferral Plan. For the stock portion of the annual retainer that a director elects to defer, the Corporation credits a “stock account” with one “stock unit” for each share of Common Stock deferred. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to have the cash portion of the annual retainer, as well as meeting fees, deferred either into the stock account or a “cash account.” The Corporation credits the stock account with dividend equivalents in the form of additional stock units and credits the cash account with interest at a long-term bond rate. Upon retirement from the Board, a Nonemployee Director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment (or in 5 or 10 annual installments if previously elected). Because stock units are not actual shares of Common Stock, they do not have any voting rights.

Under the Directors’ Stock Plan, each Nonemployee Director also received at the 2002 Annual Meeting a nonqualified stock option covering 4,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date, a ten-year term and a one-year vesting requirement. In order to provide greater emphasis on long-term stock ownership by directors, in December 2002, the Board approved an amendment to the Directors’ Stock Plan to replace this stock option award with an additional award of restricted shares of Common Stock. The restricted Common Stock award will be based on a total award value determined from time to time by the Board ($80,500 for the 2003 Annual Meeting), and will include a one-year vesting requirement. This additional Common Stock award may also be deferred as stock units under the Director Deferral Plan.

In addition, in December 2002, the Board approved a committee chairperson annual retainer fee becoming effective at the 2003 Annual Meeting in the amount of $20,000 for the chairpersons of the asset quality review committee, audit committee, compensation committee and executive committee and $10,000 for the corporate governance committee.

During 2002, the Corporation paid an aggregate of $296,500 to 16 retired directors under the previously terminated NationsBank Corporation and Designated Subsidiaries Directors’ Retirement Plan. This plan does not apply to any person who has served as a director at any time from or after April 30, 1996 (when the plan was terminated in conjunction with the adoption of the Directors’ Stock Plan).

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation paid to the named individuals for services rendered to the Corporation and its subsidiaries during the periods indicated.

Long Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(1)(3)		Securities Underlying Options (#)(4)		All Other Compensation ($)(5)
Kenneth D. Lewis Chairman, President and Chief Executive Officer	2002 2001 2000	1,500,000 1,333,333 1,000,000	5,375,000 5,200,000 1,500,000	— — —		11,337,655 0 0		200,000 750,000 0		147,494 150,331 123,804

James H. Hance, Jr. Vice Chairman and Chief Financial Officer	2002 2001 2000	1,250,000 1,166,667 1,000,000	4,125,000 3,600,000 1,500,000	— — —		6,673,365 0 0		100,000 450,000 0		144,271 155,944 144,088

Amy Woods Brinkley (6) Chief Risk Officer	2002 2001	775,000 700,000	2,595,000 1,300,000	10,551 15,381	(7) (7)	3,474,216 0		100,000 250,000		90,181 111,510

R. Eugene Taylor (6) President, Consumer and Commercial Banking	2002 2001	700,000 700,000	2,530,000 1,250,000	159,074 218,806	(8) (8)	3,257,482 0		100,000 250,000		85,777 94,921

Richard M. DeMartini (6) President, Asset Management	2002 2001	500,000 423,611	2,725,000 3,400,000	— —		3,771,803 1,978,554	(9)	100,000 520,000	(10)	10,000 0

Edward J. Brown III President, Global Corporate and Investment Banking	2002 2001 2000	700,000 700,000 700,000	2,400,000 2,750,000 1,125,000	28,540 876,695 864,330	(7) (11) (11)	2,854,386 1,545,779 474,295	(9) (9)	100,000 250,000 300,000		87,444 85,705 56,545

Barbara J. Desoer (6) President, Consumer Products	2002 2001	600,000 550,000	2,335,000 1,000,000	— 5,856	(7)	2,911,410 0		100,000 210,000		80,384 248,287

(1)

Beginning in 2002, under the Executive Incentive Compensation Plan (“EIC Plan”) and the Equity Incentive Program, the compensation committee determines an incentive award based on performance for the year which is delivered part in cash and part in the form of restricted stock shares or restricted stock units (collectively, “restricted stock”) to be earned and paid over time. Accordingly, the cash portion of the award is shown as Annual Compensation under the Bonus column and the restricted stock portion is shown as a Long Term Compensation Award under the Restricted Stock Awards column. The value of the restricted stock awards for 2002 is based on a closing price of $68.87 per share on February 14, 2003, the grant date for the awards. Each such restricted stock award vests on the third anniversary of the grant date if the named executive officer remains employed with the Corporation through that date. The executive receives dividends (or dividend equivalents) on the restricted stock payable in cash prior to vesting.

As discussed in the compensation committee report, for 2002 the compensation committee placed greater emphasis on restricted stock awards rather than stock options as a means to increase long-term stock ownership by the executive officers.

(2)	Excludes perquisites and other personal benefits that, in the aggregate, do not exceed $50,000 for any year.

(3)	As of December 31, 2002, the named executive officers held the following number of shares of restricted stock with the following values (based on the closing price of $69.57 per share on December 31, 2002): Mr. Lewis — 340,000 shares valued at $23,653,800; Mr. Hance — 340,000 shares valued at $23,653,800; Ms. Brinkley — 1,338 shares valued at $93,085; Mr. Taylor — 2,007 shares valued at $139,627; Mr. DeMartini — 32,542 shares valued at $2,263,947; Mr. Brown — 36,250 shares valued at $2,521,913; and Ms. Desoer — 1,338 shares valued at $93,085.

(4)	Stock option grants reported for each year include grants made the following year for performance in the year indicated.

(5)	For 2002, consists of: (a) matching contributions by the Corporation under certain defined contribution plans (Mr. Lewis — $125,000; Mr. Hance — $112,500; Ms. Brinkley — $88,750; Mr. Taylor — $85,000; Mr. DeMartini — $10,000; Mr. Brown — $85,000; and Ms. Desoer — $80,000); (b) the value of coverage under split dollar life insurance arrangements (Mr. Lewis — $22,494 and Mr. Hance — $30,651); and (c) the cost of monitoring and servicing home security systems as required by company policy (Mr. Hance — $1,120; Ms. Brinkley — $1,431; Mr. Taylor — $777; Mr. Brown — $2,444; and Ms. Desoer — $384). In 2002, no premiums were paid under split dollar life insurance arrangements for the executive officers.

(6)	Ms. Brinkley, Mr. Taylor, Mr. DeMartini and Ms. Desoer were not executive officers of the Corporation in 2000.

(7)	Consists of certain payments for taxes.

(8)	For 2001, includes $217,306 for relocation expenses. For 2002, includes $71,687 related to payments for taxes and $70,000 for a local club membership.

(9)	On February 15, 2002, the Corporation granted restricted stock units to certain of the named executive officers (Mr. DeMartini — 32,542 shares and Mr. Brown — 25,424 shares) as part of their 2001 annual incentive award under the Corporation’s Equity Incentive Program. The value for these units is based on the closing price of $60.80 per share on February 15, 2002. On February 15, 2001, the Corporation granted 9,320 restricted stock units to Mr. Brown as part of his 2000 annual incentive award under the Corporation’s Equity Incentive Program. The value shown for these units is based on the closing price of $50.89 per share on February 15, 2001. Restricted stock units for these executives become vested in three equal installments on the first three anniversaries of the grant date. The executives have the right to receive dividend equivalents on these units prior to payment as if the units were actual shares of Common Stock. These units will be payable in shares of Common Stock at the time of vesting for the February 15, 2001 award and in the year following termination of employment for the February 15, 2002 awards.

(10)	Mr. DeMartini received a stock option grant covering 310,000 shares in March 2001 in connection with his accepting employment with the Corporation, and he received a stock option grant in February 2002 covering 210,000 shares for calendar year 2001 performance.

(11)	In connection with Mr. Brown’s relocation to San Francisco in 1998, the Corporation agreed to advance funds to secure appropriate housing. In connection with his subsequent relocation to Charlotte in 2001, his house was sold and the advance was repaid in full. The amount shown for 2000 represents imputed interest and other expenses related to the San Francisco relocation. The amount shown for 2001 consists of imputed interest and other expenses of $717,136 related to the San Francisco relocation and $159,559 in expenses related to the Charlotte relocation.

Option Grants.    The following table shows the number and value of stock option grants made in February 2003 related to 2002 performance.

Option Grants for 2002 (1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2002	Exercise Price ($ per Share)	Expiration Date	Grant Date Present Value ($)(2)
Kenneth D. Lewis	200,000	0.23%	70.03	February 3, 2013	2,708,000
James H. Hance, Jr.	100,000	0.12%	70.03	February 3, 2013	1,354,000
Amy Woods Brinkley	100,000	0.12%	70.03	February 3, 2013	1,354,000
R. Eugene Taylor	100,000	0.12%	70.03	February 3, 2013	1,354,000
Richard M. DeMartini	100,000	0.12%	70.03	February 3, 2013	1,354,000
Edward J. Brown III	100,000	0.12%	70.03	February 3, 2013	1,354,000
Barbara J. Desoer	100,000	0.12%	70.03	February 3, 2013	1,354,000

(1)	All options: (i) are nonqualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest 100% on February 3, 2006; (v) continue to be exercisable following termination of employment in certain circumstances; and (vi) are otherwise subject to the terms and provisions of the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”).

Certain of the shares acquired upon exercise must be held for a period of 3 years following exercise (or until termination of employment, if earlier).

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.2657; (ii) an expected dividend yield of 4.40%; (iii) a risk-free interest rate of 3.82%; (iv) an option term of seven years; and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

Option Exercises and Year-End Option Values.    The following table shows information regarding the value of options exercised during 2002 and certain information about unexercised options at year-end.

Aggregated Option Exercises in 2002 and 2002 Year-End Option Values

	Options Exercised During 2002		Number of Securities Underlying Unexercised Options on December 31, 2002 (#)		Value of Unexercised In-the- Money Options on December 31, 2002 ($)(2)
	Shares Acquired On Exercise (#)	Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth D. Lewis	0	0	1,390,000	1,150,000	17,480,550	6,157,500
James H. Hance, Jr.	0	0	1,390,000	850,000	17,480,550	3,694,500
Amy Woods Brinkley	0	0	490,000	440,000	11,503,325	5,389,725
R. Eugene Taylor	0	0	451,000	460,000	10,015,295	5,715,525
Richard M. DeMartini	0	0	103,334	416,666	2,090,447	5,904,953
Edward J. Brown III	0	0	530,000	500,000	12,419,600	6,367,125
Barbara J. Desoer	20,581	817,699	304,779	365,000	3,952,226	4,418,538

(1)	Value represents market value at exercise less the exercise price.

(2)	Value represents the difference between the exercise price and the market value of Common Stock of $69.57 on December 31, 2002. An option is “in-the-money” if the market value of Common Stock exceeds the exercise price.

Retirement Plans

Bank of America Pension Plan.     The Corporation sponsors The Bank of America Pension Plan (the “Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of the associates of the Corporation and its subsidiaries (subject to certain minimum service requirements).

The Pension Plan expresses benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment credits.”

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus as described in the Summary Compensation Table, but subject to the compensation limit applicable to tax-qualified plans ($200,000 for 2002). The applicable compensation credit percentage ranges between 2% and 8% depending on the participant’s combined age and years of “benefit service” as of the start of each plan year.

“Investment credits” are based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures (which correspond to the investment funds available under The Bank of America 401(k) Plan).

At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

The Pension Plan also includes certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the Pension Plan and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plan.    The Corporation sponsors the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”), a non-qualified deferred compensation plan. The Pension Restoration Plan provides “make up” benefits for participants in the Pension Plan whose Pension Plan benefits are reduced due to certain limits applicable to tax-qualified plans (such as the compensation limit described above) or due to participation in certain non-qualified deferred compensation plans. However, no benefits are accrued under the Pension Restoration Plan on incentive compensation awards to the extent exceeding $1.0 million. Pension Restoration Plan benefits are generally payable at the same time and in the same form as Pension Plan benefits, subject to limited exceptions.

Frozen SERP.    Certain of the named executive officers participate in the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “SERP”). Consistent with the Corporation’s pay-for-performance philosophy, the SERP was frozen effective December 31, 2002, and as a result no further benefits accrue under the SERP. Prior to being frozen, the SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the Pension Plan, Pension Restoration Plan and Social Security. SERP participants will be eligible to receive the portion of their SERP benefits accrued through December 31, 2002 following their retirement in the form of a joint and 75% survivor annuity. Actuarially equivalent lump sum and installment payment options may also be elected.

Estimated Annual Benefits Payable to Named Executive Officers.    The following table provides the estimated annual benefits from all of the sources described above, payable as a joint and 75% survivor annuity commencing at normal retirement age (age 60) for each of the named executive officers based on accruals through

December 31, 2002, and projecting cash balance accounts under the Pension Plan and Pension Restoration Plan to age 60 at 5.48% (which is the statutory interest rate applicable to the Pension Plan for 2002):

Name	Year of 60th Birthday	Estimated Annual Benefit ($)
Kenneth D. Lewis	2007	3,480,556
James H. Hance, Jr.	2004	2,626,952
Amy Woods Brinkley	2016	1,331,703
R. Eugene Taylor	2007	1,115,056
Richard M. DeMartini	2012	9,973
Edward J. Brown III	2008	2,378,436
Barbara J. Desoer	2012	886,317

Deferred Compensation Plan. Messrs. Lewis, Taylor and Brown also participate in the  NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his or her deferrals, along with interest, following the participant’s termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for “regular” early retirement.

Special Compensation Arrangements

Benefit Security Trust. The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the “Trust”), which is a “grantor trust” under Section 671 of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $231.8 million to the Trust through December 31, 2002. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an “Event of Insolvency” (as such term is defined in the Trust). The fair market value of assets held in the Trust as of December 31, 2002 was $350.2 million.

Employment Agreements with Certain Executive Officers. In connection with the merger of the Corporation and the former BankAmerica Corporation, the Corporation entered into three-year employment agreements with each of Messrs. Lewis and Hance commencing September 30, 1998. The employment agreements were amended in 2001 to extend the term of the agreements through September 30, 2004. Under each of these employment agreements, the executive will receive the following compensation during the employment period: (i) annual base salary of not less than $1.5 million for Mr. Lewis and $1.25 million for Mr. Hance; (ii) eligibility for an annual bonus and other benefits on a basis no less favorable than peer executives of the Corporation; (iii) an award of restricted stock on September 30, 1998; and (iv) a minimum annual pension benefit of $2.0 million. If the executive’s employment is terminated before the end of the employment period due to death or “disability,” by the Corporation other than for “cause,” or by the executive for “good reason” (as such terms are defined in each employment agreement), then the executive will become vested in the restricted stock and, in the case of termination by the Corporation other than for cause or termination by the executive for good reason, will receive a cash severance payment equal to the base salary and bonus (based on the highest bonus earned in the three years before the termination date) for the unfinished portion of the employment period. In certain circumstances, the executive may also have the right to payment for any tax imposed with respect to compensation under his employment agreement under section 4999 of the Internal Revenue Code (or any similar tax).

The Corporation and Mr. DeMartini entered into an employment agreement in effect from February 2001 to February 2003. If Mr. DeMartini’s employment is terminated without “cause” or with “good reason” (as those terms are defined in the agreement) during the one-year period after the agreement’s termination, he will receive a lump sum cash severance payment equal to the difference (if any) between the exercise price of any unvested stock options and the fair market value of the Common Stock as of the date of termination.

Stock Performance Graph

The following graph compares the yearly percentage change in the Corporation’s cumulative total stockholders’ return on the Common Stock with (i) Standard & Poor’s 500 Index and (ii) Standard & Poor’s Global Industry Classification Standard (“GICS”) Bank Industry Index for the years ended 1998 to 2002, inclusive.

Although the Corporation previously used the S&P Banks Composite Index for comparative purposes, this index has been discontinued and replaced with the S&P GICS Bank Industry Index under a new S&P system of index classification. The GICS Bank Industry Index is comprised of any entity within the S&P 500 with the industry code 4010, and 23 of the 26 companies in the S&P GICS Bank Industry Index were previously included in the S&P Banks Composite Index. Historical data for the GICS Bank Industry Index has been re-calculated assuming the new composition of the index.

The graph assumes an initial investment of $100 at the end of 1997 and the reinvestment of all dividends during the periods indicated.

Compensation Committee Report

The compensation committee of the Board provides overall guidance to the Corporation’s executive compensation programs and stock incentive plans (other than the Corporation’s broad-based stock option programs). The current members of the compensation committee are Mr. Sloan (Chair), Mr. Fulton, Mrs. Spangler and Mr. Williams.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer and any other executive officer who also serves as a director. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation and executive committees about his compensation. The Board (other than any directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer and any other executive officer who also served as a director. During 2002, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer and any other executive officer who also served as a director.

General Executive Compensation Policies. The Corporation’s executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior performance. The compensation committee measures performance based on achievement of a variety of goals set each year, which may be either corporate or business unit focused depending on the executive officer’s position and scope of responsibility. These goals address three areas of achievement: (1) customer satisfaction, (2) associate satisfaction and (3) stockholder satisfaction. The compensation committee measures stockholder satisfaction by reviewing objective data concerning the Corporation’s financial performance, with a particular focus on revenue growth, net income growth, operating earnings per share growth, shareholder value added growth, return on equity and total stockholder return. The compensation committee’s final determination as to an executive officer’s performance for the year is based on an analysis of the applicable performance measures without any particular weighting given to any one measure. In addition to measuring performance against internal goals set on an annual basis, the compensation committee considers performance compared to performance of the Corporation’s compensation peer group described in more detail below.

The Corporation’s executive compensation guidelines include the following key principles:

•	Each year the compensation committee will determine a targeted total compensation package for the year (including base salary, cash incentive compensation, restricted stock awards and stock option awards). The actual amount of total compensation will vary based on the compensation committee’s review of the Corporation’s and executive officer’s performance for the year relative to target. The purpose of this process is to create an increasingly variable total compensation package that will place a larger portion of compensation at risk and significantly reward superior performance.

•	The compensation committee believes that stock ownership by the executive officers is the best way to align the interests of the executive officers with those of the Corporation’s stockholders. Each executive officer’s target total compensation package includes a combination of restricted stock and stock option awards in furtherance of this stock ownership goal, and these stock components comprise the majority of the target total compensation package. Beginning for awards made for 2002 performance, the compensation committee has placed greater emphasis on restricted stock awards rather than stock options as a means to increase long-term stock ownership by the executive officers. Also beginning with awards made for 2002 performance, executive officers must hold certain shares acquired upon exercise of stock options for a three-year period after exercise, as described in more detail below.

•	Generally, the compensation committee establishes targeted financial performance goals to usually correspond to superior performance compared to performance of the peer group. The compensation committee expects targeted total compensation to approximate the median to high quartile of the peer group for achieving this level of performance.

In establishing the target total compensation package for each year and in considering the appropriate performance measures, the compensation committee reviews compensation practices for executives in comparable positions at a peer group of the largest United States bank holding companies and diversified financial services companies. This peer group may change from year to year depending on changes in the marketplace and the business focus of the Corporation, and will generally not correspond to the large list of bank holding companies comprising the S&P GICS Bank Industry Index used in the stock performance graph.* In addition, the compensation committee receives counsel from an independent executive compensation consultant, which it meets with from time to time without the presence of management.

The target total compensation package contains four primary components: base salary, cash incentives, restricted stock awards and stock option awards. Each of these components is described in greater detail below.** Because base salary is designed to constitute only a minor portion of an executive officer’s total compensation package assuming target performance, the Corporation’s and executive officer’s performance for the year drives the vast majority of the executive officer’s compensation for the year. The restricted stock and stock option awards generally will comprise a majority of the total compensation package at target performance.

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Corporation and to be part of a competitive total compensation package in light of compensation practices at the peer group institutions described above.

2. Cash incentives. The Corporation provides performance-related annual cash incentive compensation to its executive officers under the Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan compensation formula (which was approved by the Corporation’s stockholders at the 1997 annual meeting of stockholders), participating executive officers are eligible to receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation’s net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee’s overall assessment of the executive officer’s individual performance for the year relative to established goals and in light of competitive market practices at the peer group institutions described above.

3. Restricted stock awards. As mentioned above, the compensation committee believes that stock ownership by the executive officers best aligns the interests of the executive officers with those of the Corporation’s stockholders. The compensation committee uses awards of restricted stock made as part of the annual incentive award as an important means to this end. Under the EIC Plan, the compensation committee can determine to make all or any portion of the annual incentive award in the form of an award of restricted stock granted under the Stock Plan. The portion of the total incentive award to be delivered as restricted stock is determined under the Corporation’s Equity Incentive Program, although the compensation committee may make certain adjustments under the EIC Plan to either increase or decrease the total percentage of the award delivered as restricted stock. However, in no event will the total value of the annual incentive award (i.e., the cash and restricted stock portions combined) exceed the maximum deductible amount under the EIC Plan formula described above. The restricted stock does not become earned and payable until the third anniversary of the grant date. Unearned restricted stock will be subject to forfeiture in the case of termination of employment under certain circumstances.

4. Stock option awards. The compensation committee believes that stock option awards made as part of a broader performance-based compensation program can create a strong link to long-term financial results, particularly if the awards have appropriate vesting and other provisions that encourage a long-term perspective by the executive officers. The compensation committee determines the actual stock option award for an executive officer for a year based on the same review of performance as applicable to the executive officer’s cash incentive and restricted stock awards for the year as described above. The stock options granted under the Stock Plan have an exercise price not less than fair market value of the Common Stock on the date of grant. The compensation committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. In that regard, stock option awards to the executive officers for 2002 include a three-year cliff vesting requirement. In addition, for 2002 awards, any gains realized by an executive officer upon exercise (net of taxes) must be held by the executive officer in the form of shares of Common Stock for a period of three years following exercise (or until termination of employment, if earlier).

* For 2002, the peer group used by the compensation committee consisted of the following nine companies: Bank One, Citigroup, FleetBoston, Goldman Sachs, JP Morgan Chase, Merrill Lynch, Morgan Stanley Dean Witter, Wachovia and Wells Fargo.

** Executive officers also participate in the Corporation’s various qualified and certain non-qualified employee benefit plans designed to provide retirement income. Consistent with the Corporation’s pay-for-performance philosophy, the Corporation froze benefits effective December 31, 2002 under the SERP in which certain of the named executive officers participate. Accordingly, no additional benefits accrue under the SERP for compensation or service for periods beginning after December 31, 2002. See “Retirement Plans” above.

Section 162(m). Compensation decisions for the executive officers are made with full consideration of the Code Section 162(m) implications. (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit.) Amounts awarded under the EIC Plan (both the cash and restricted stock components) are intended to constitute “performance-based compensation” under Code Section 162(m). Likewise, compensation realized by executive officers through the exercise of stock options should be fully deductible to the Corporation as “performance-based compensation” under Section 162(m).

Policy on Future Severance Agreements. During 2002, the Corporation adopted a Policy on Future Severance Agreements. Pursuant to this Policy, the Corporation will not enter into employment or severance agreements with its named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by the stockholders. The Policy applies to any employment or severance agreements entered into with named executive officers after the Policy’s effective date, April 24, 2002, or to any prior employment or severance agreements that are modified, extended or renewed after the Policy’s effective date.

2002 Compensation for Mr. Lewis. The general policies and guidelines described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than any directors who are executive officers) with respect to the 2002 compensation for Mr. Lewis as the Corporation’s Chief Executive Officer.

Mr. Lewis’s annual rate of base salary remained unchanged at $1.5 million for 2002.

During 2002, the compensation committee established a total compensation package for Mr. Lewis assuming target performance by the Corporation, including a target cash incentive award, restricted stock award and stock option award. The actual cash incentive award, restricted stock award and stock option award made to Mr. Lewis for 2002 shown in the Summary Compensation Table approximated the target award for Mr. Lewis established by the compensation committee earlier in the year. The compensation committee based these awards on its analysis of the Corporation’s performance for the year after reviewing results for the performance measures described above and in light of the Corporation’s performance relative to the peer group. In particular, the compensation committee observed that the Corporation achieved above-target performance in stockholder satisfaction measured against several key financial performance goals established earlier in the year (net income growth, operating earnings per share growth, shareholder value added growth and return on equity). Additionally, based on available information, the compensation committee determined that this performance by the Corporation was in the top quartile when compared to the peer group.

Submitted by the Compensation Committee of the Board:

O. Temple Sloan, Jr., Chair

Paul Fulton

Meredith R. Spangler

Virgil R. Williams

Compensation Committee Interlocks and Insider Participation

Messrs. Sloan, Fulton and Williams and Mrs. Spangler, none of whom is or has been an officer or employee of the Corporation, currently serve as members of the Corporation’s compensation committee. Ms. Brinkley served as a director of Bassett Furniture Industries, Inc., a corporation of which Mr. Fulton is Chairman, until Bassett’s March 26, 2002 annual meeting at which time she did not stand for reelection.

Certain Transactions

A number of the Corporation’s directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation’s banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the ordinary course of business, the Corporation also performs investment banking, financial advisory and other services for entities with which its directors are affiliated.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Ms. Brinkley’s spouse is a partner in a law firm that has regularly provided legal services to the Corporation for over 40 years. In 2002, the law firm received approximately $6,900,000 for services provided to the Corporation and its subsidiaries, the majority of which was paid by customers of the Corporation. As of December 31, 2002, Ms. Brinkley’s spouse was one of 46 partners in this law firm.

The Corporation leases space for 11 banking centers from subsidiaries of Highwoods Properties, Inc., a company of which Mr. Sloan is Chairman. In 2002, the Corporation paid rental and related charges of approximately $2,804,000 for these centers.

The Corporation leases space for banking-related activities in Atlanta from a company owned by Mr. Williams. In 2002, the Corporation paid rental of approximately $831,000 for this space.

Audit Committee Report

The audit committee currently consists of four members of the Board, each of whom is independent of the Corporation and its management, as defined by the New York Stock Exchange listing standards. The Board has adopted, and annually reviews, an audit committee charter. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities.

The audit committee has reviewed and discussed the Corporation’s December 31, 2002 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent public accountants (“PwC”). The audit committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence from the Corporation. The audit committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the December 31, 2002 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

Submitted by the Audit Committee of the Board:

Donald E. Guinn, Chair

Frank Dowd, IV

C. Steven McMillan

Ronald Townsend

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of PwC as independent public accountants to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2003, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. PwC has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws administered by the Securities and Exchange Commission.

Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

During 2002, PwC’s fees for services rendered equaled $39,600,000, and PwC’s fees for services for 2001 were $74,200,000. These amounts are divided into the following four categories:

Audit Fees

PwC’s 2002 fees related to the audit of the Corporation’s consolidated financial statements were $16,100,000. PwC’s audit fees for 2001 were $15,500,000.

Audit-Related Fees

PwC billed the Corporation $5,400,000 for audit-related fees in 2002 and $8,300,000 for audit-related fees in 2001, which includes other audit and attest services, transaction and due diligence services, risk and controls review and financial accounting, reporting and compliance consulting matters.

Tax Fees

PwC billed the Corporation $14,000,000 for tax compliance and advisory services in 2002 and $15,100,000 for tax compliance and advisory services in 2001.

All Other Fees

PwC billed the Corporation $4,100,000 for all other fees in 2002 and $35,300,000 for all other fees in 2001, which includes process-related consulting services, financial advisory and litigation assistance, and internal audit co-sourcing. The 2001 fees included $19,500,000 for benefit plan administration services paid to a unit of PwC that was sold in 2001 and $11,600,000 for process-related consulting services. The Corporation will not pay PwC any fees in 2003 for systems and other process-related consulting services as PwC sold this business in 2002, or for internal audit co-sourcing services pursuant to the prohibitions of the Sarbanes-Oxley Act of 2002.

If the stockholders do not ratify the selection of PwC, the audit committee will consider a change in auditors for the next year.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers LLP as independent public accountants for 2003 (Item 2 on the proxy card).

ITEMS 3 and 4: STOCKHOLDER PROPOSALS

The Corporation has received the stockholder proposals set forth below in Items 3 and 4. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 3 and 4.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING ANNUAL MEETING DATE

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. Mrs. Davis beneficially owns 466 shares of Common Stock.

Resolved: That the stockholders recommend that the Board of Directors take necessary steps to change the Annual Meeting date to the last Monday in April.

Stockholder’s Statement Supporting Item 3:

Recently the Annual Meetings were held on a date where other major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet. The Company has been meeting on the SAME date as Verizon, GE, Dupont and others with whom the Bank of America has significant banking relations.

Maximum attendance by outside independent stockholders is especially desirable. The last few meetings were mostly attended by employees and retirees.

If you AGREE, please make your proxy FOR this resolution.

The Board recommends a vote “AGAINST” Item 3 for the following reasons:

This proposal was submitted at the 1998 and 1997 Annual Meetings and was overwhelmingly rejected by the stockholders. Approximately 96% and 95% of the votes cast voted against this proposal in 1998 and 1997, respectively. The Board has again considered this proposal and continues to believe that its adoption would not be in the best interests of the Corporation.

The Corporation’s Bylaws provide that the annual meeting of stockholders will be held at a date and time during the month of April as determined by the Board. The Board believes that it should retain the flexibility provided by the Bylaws to determine the date of the annual meetings so that it may consider all relevant factors. In general, the Board considers the ability to allow sufficient time for the preparation of the Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K, the ability to hold the annual meeting as soon after the end of the fiscal year as is practicable, and the ability to coordinate the annual meeting with a regularly scheduled Board meeting.

The Corporation encourages all stockholders to attend the annual meetings in person. Due to the large number of stockholders, however, it is inevitable that any date selected will be convenient for some stockholders and pose a conflict for others. The Board believes that the flexibility provided by the Bylaws serves the best interests of the Corporation and its stockholders, and that the Corporation should not be limited to the annual meeting date specified in the proposal.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING NOMINATION OF DIRECTORS

The Corporation has received the following stockholder proposal from Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205. Mr. Naylor beneficially owns 426 shares of Common Stock.

Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

Stockholder’s Statement Supporting Item 4:

Although our company’s board declares its appreciation for the importance of qualified people overseeing management, I believe that the process for electing directors can be improved.

In the typical board election, shareholders have one choice: the candidate nominated by company. Shareholders may “withhold” their vote for this candidate, but even if a majority shares were withheld, the candidate would still be elected because company election rules award victory to the candidate with the most votes for each seat. This circumstance profoundly disenfranchises shareholders in routine oversight of management.

Indeed, it is management that essentially selects the board candidates, a dangerous conflict given that directors serve as shareholders’ agents to oversee management. As policy makers work to address the problem of corporate accountability highlighted by the Enron, World Com and other disgraces, improved board elections may be the best single reform. Experts such as Nell Minow of the Corporate Library, managers of the Corporate Governance website, Alan Murray of the Wall Street Journal, Lewis Braham of Business Week and the AFL-CIO Office of Investment support this basic prescription.

The proposal before you may not be the optimal solution. Some critics note this resolution still allows the board instead of shareholders to nominate the two candidates. However, SEC staff interpretations say resolutions that call for the ability of shareholders to nominate candidates whose names would appear on the ballot along side board-nominated candidates cannot even appear on the proxy ballot under 14a(8) rules.

I believe this resolution calling for the board to nominate two candidates still represents progress. The point is to remove the “final” decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

Corporations have argued that this resolution would discourage some candidates from running in the first place. Council of Institutional Investors director Sarah Teslik says, “I get a dozen calls a day from people with good resumes who want to serve on boards. It’s garbage to say you can’t find them. Too many CEOs just want directors who are beholden to them — the sort that are less likely to take on the CEO and say something may stink.”

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

This proposal was submitted at the 2002 Annual Meeting and was overwhelmingly rejected by the stockholders. Approximately 94% of the votes cast voted against this proposal. The Board has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that the current nominating process is the most effective method of ensuring that highly qualified individuals serve on the Board. Under the Corporation’s current procedures, the corporate governance committee of the Board is responsible for reviewing potential candidates for Board membership and recommending nominees to the Board. The corporate governance committee considers all proposed nominees for director, including sitting directors and nominees for whom a stockholder has submitted a written recommendation. (See Certain Committees of the Board above.)

The Board believes that the proposal would be extremely detrimental to the Corporation’s ability to attract highly-qualified candidates to serve on the Board. It is neither practical nor fair for the Board to ask these candidates to set aside their time and potential other directorship positions to compete in a politicized contest in which they could not be assured of having the recommendation and full support of the entire Board. Accordingly, the Corporation could be denied the services of highly-qualified individuals. Further, in selecting a slate of candidates, the corporate governance committee considers both the qualifications of each individual as well as the qualifications of the group as a whole. The corporate governance committee then nominates those individuals that it believes will individually and together best serve the stockholders. The ambiguity created by having to nominate two directors for each position could result in a Board that together lacks diversity or lacks certain skills and levels of experience.

Under the current procedures, the Board believes that each nominee selected possesses the necessary skills and expertise to best serve the stockholders. The Board does not believe that it is in the best interests of stockholders, or consistent with the Board’s fiduciary duties, to propose an alternative slate of directors who are not the corporate governance committee’s first choice. Approval of the proposal would require the Board to recommend both the individual who it believes is the best qualified to serve as a director and a competing, second candidate who may be viewed less favorably by the Board. Accordingly, the proposal could result in a fragmented and ineffectual Board.

The Board believes the existing process for evaluating potential candidates, including those proposed by stockholders, is the most efficient way to present stockholders with qualified directors.

PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2004 Annual Meeting, you must submit your proposal no later than November 28, 2003.

If you wish to submit a proposal for consideration at the 2004 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no later than January 12, 2004.

You must submit proposals in writing to the attention of the Corporate Secretary at the address on the cover of this proxy statement.

This Proxy is Solicited on behalf of the Board of Directors

Annual Meeting of Stockholders to be held on April 30, 2003

You, the undersigned stockholder, appoint each of Susan R. Faulkner, Milton Jones, Jr. and Kevin M. Shannon, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 30, 2003, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Voting by Internet or telephone. If you wish to vote by Internet or telephone, please follow the instructions on the lower reverse side of this proxy card.

Voting by mail. If you wish to vote by mail, please sign your name exactly as it appears on this proxy card and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a company or other entity, please provide your full title.

Bank of America associates. If you have shares of Common Stock or ESOP Convertible Preferred Stock, Series C, in your Bank of America 401(k) Plan account, you must provide voting instructions to the plan trustees with this proxy card or by Internet or telephone in order for these shares to be voted. Your voting instructions will be held in strict confidence.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.

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Attention Internet Users!

You can now access your stockholder information on the following secured Internet site:

http://www.bankofamerica.com/shareholder

Once you establish a personal identification number (PIN), you can view your account details and perform multiple transactions such as:

View account status	Print duplicate tax forms	Change your dividend election
View recent account activity	Change your address	Sell book-entry shares
View tax information	Request dividend check replacement	View stock price information

Step 1: ESTABLISH A PIN (1st time users only)	Step 2: LOG IN (Returning users)	Step 3: SELECT INFORMATION
Enter your social security number Click on the Establish PIN button Select a personal identification number Follow the instructions	Enter your social security number Enter your PIN Follow the instructions	Your Account Status screen allows you to view basic information. To view details, click on any of the buttons at the top of the page.

If you are not an Internet user and wish to contact Bank of America Shareholder Relations, you may use one of the following methods:

Call: 1.800.642.9855	Write: Bank of America Shareholder Relations P. O. Box 3315 South Hackensack, NJ 07606-1915

Please mark here it address changes are noted below.

☐

The Board of Directors recommends a vote “FOR” Items 1 and 2.

	FOR	WITHHOLD FOR ALL
Item1— ELECTION OF DIRECTORS	☐	☐

Nominees:

01 John R. Belk                         09 Walter E. Massey

02 Charles W. Coker                 10 C. Steven McMillan

03 Frank Dowd, IV                    11 Patricia E. Mitchell

04 Kathleen F. Feldstein          12 O. Temple Sloan, Jr.

05 Paul Fulton                           13 Meredith R. Spangler

06 Donald E. Guinn                  14 Ronald Townsend

07 James H. Hance, Jr.             15 Jackie M. Ward

08 Kenneth D. Lewis                16 Virgil R. Williams

WITHHELD FOR: (Write nominee name(s) in the space provided below.)

	FOR	AGAINST	ABSTAIN
Item 2 —RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Items 3 and 4.

	FOR	AGAINST	ABSTAIN
Item3 — STOCKHOLDER PROPOSAL—ANNUAL MEETING DATE	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Item 4 — STOCKHOLDER PROPOSAL — NOMINATION OF DIRECTORS	☐	☐	☐

	YES	NO
I will attend the Annual Meeting. If “YES,” please bring photo identification for admission and, if your shares are held in street name, please bring proof of ownership.	☐	☐

CONSENT

I consent to future Internet access of the annual reports, proxy statements and notices of stockholder meetings of Bank of America Corporation. I understand that Bank of America Corporation may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand further that I may revoke my consent at any time.

☐

Signature(s)	Date:

NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a company or other entity, please provide your full title.

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PLEASE READ THE VOTING INSTRUCTIONS BELOW.

Bank of America Corporation encourages you to vote your shares. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY INTERNET — http://www.eproxy.com/bac/

Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the site. You will be prompted to enter your 11-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE — 1.800.435.6710

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 11-digit Control Number, which is located below, and then follow the simple instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it promptly in the enclosed, postage paid envelope.

Proxies submitted by Internet or telephone must be received by 11:00 p.m., Eastern time, on Tuesday,

April 29, 2003. If you vote by Internet or telephone, please do not return your proxy card.

THANK YOU FOR VOTING.